MEDICAL SERVICE AGREEMENT

This Medical Services Agreement ("Agreement") is made as of this 2nd day of July, 2008, by and between the SHERIFF'S OFFICE OF CHARLES COUNTY, MARYLAND ("CCSO") and CONMED, INC. ("CONMED") (CCSO and CONMED collectively may be referred to as "Parties" or individually as "Party").

RECITALS:

A. CONMED is a corporation duly organized and existing under the laws of the State of Maryland and is engaged in the business of providing medical services to correctional facilities.

B. The CCSO is charged with the operation and management of the Charles County Detention Center ("CCDC"). For the purposes of this Agreement, CCDC shall include the main facility, Annex, and Court Holding.

C. The CCSO issued a Request for Proposal ("RFP") identified as Sheriff's Bid No. CCSO 08-04, which RFP sought bids for providing complete health care services for inmates incarcerated at the CCDC.

D. By letter dated May 12, 2008, CONMED submitted its bid to the CCSO for the RFP. The CCSO subsequently awarded the contract to CONMED on June 24, 2008.

NOW, THEREFORE, in consideration of the mutual promises and covenants as hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. <u>Overview of Services</u>. As further described herein, CONMED agrees to provide both on-site and off-site health care services to inmates of the CCDC, including, but not limited to, a physician licensed to practice medicine in the State of Maryland and a sufficient number of licensed and/or certified qualified health care providers ("QHCP") as hereinafter set forth, with such services complying with the Maryland Commission on Correctional Standards, American Correctional Association, and Charles County Detention Center Policy and Procedures.

2. <u>Term</u>. The initial term of this Agreement shall commence on July 2, 2008 for a period of one (1) year terminating on June 30, 2009 ("Initial Term").

3. <u>Compensation</u>. During the course of this Initial Term, CCSO shall pay to CONMED total compensation in the amount of $1,762,236.00, which shall be invoiced and paid in twelve (12) equal monthly installments in the amount of $146,853.00. The monthly payments made hereunder are due and payable thirty (30) days from date of invoice and final acceptance by CCSO.

The compensation identified herein is based upon an Average Daily Population ("ADP") of up to five hundred (500) inmates at the CCDC. Should the CCDC inmate population exceed an ADP of five hundred (500), CONMED shall be entitled to a surcharge to be applied to each monthly billing in the amount of two dollars and 84/100 ($2.84) per diem per inmate in excess of 500. Should the ADP drop below four hundred (400), this per diem amount will be credited to each

monthly billing. The ADP will be determined on a monthly basis and the appropriate surcharge/credit made accordingly.

CONMED agrees to submit an original and three (3) copies of the monthly invoices to CCSO, accompanied by the following information:

a. Name of contractor;
b. Description of work (including a reasonable description of the services provided); and
c. Invoice date.

4. Option Term and Compensation. Following the completion of the Initial Term, the CCSO shall be provided with four (4) successive one (1) year options to extend the Term of the Agreement, subject to the following terms and condition:

a. As to each of the four (4) Option Terms, the compensation scheme set forth in Paragraph 3 of this Agreement shall be adjusted annually based upon the United States Daily Average Medical Cost Consumer Price Index (Medical Health Care Services Section), as published by the United States Department of Labor. The adjustment for each additional year shall be calculated by comparing the Medical Health Care Services CPI of the current year, which figure shall include the local Charles County area, against the same figure from the same month of the previous year.

b. CCSO shall exercise any Option Term by providing CONMED written notice of its intention to do so within one hundred twenty (120) days prior to the expiration of the then current Term. Within thirty (30) days of its receipt of such notification, CONMED shall calculate its compensation for such Option Term and provide it to the CCSO for review and consideration. If the Parties are unable to agree on CONMED's compensation for the Option Term within sixty (60) days before the expiration of the then current Term, the Agreement shall be deemed terminated at the end of such Term.

5. Staffing.

a. CONMED's staffing plan and schedule for the CCDC is attached hereto and made a part of hereof as Exhibit "A". These hours shall remain constant, to the extent reasonably possible, within each week. All positions shall be filled on the first day of the Agreement and CONMED shall obtain the consent of the Deputy Director of the CCDC regarding changes to the staffing schedule, which consent shall not be unreasonably withheld, conditioned or delayed.

b. CONMED hereby designates Robert Younes, M.D., a qualified/licensed physician in the State of Maryland, as the Medical Director for purposes of this Agreement. CONMED agrees that the Medical Director shall:

(i) Be responsible for CONMED's performance under this Agreement.

(ii) Visit the CCDC center a minimum of once per week. For the purposes of this Agreement, a week will be considered Sunday-Saturday. The Medical Director will document the visit by signing in on the CCDC visitor's log.

(iii) Conduct sick call in the absence of the physician or physician's assistant.

(iv) Be on 24-hour telephone call.

(v) Approve all medical protocols.

(vi) Countersign all prescriptions within forty-eight (48) hours of being written by a physician's assistant or nurse practitioner.

(vii) Arrange a monthly meeting between the Medical Director, the Director of Corrections, Deputy Director, RN/Administrator, Corporate Representative and other staff as necessary to review significant issues relative to CONMED's Quality Assurance Program.

c. CONMED shall ensure that a qualified physician's assistant is on-site Monday through Friday to conduct sick call as is necessary.

d. CONMED personnel shall include a Registered Nurse/Administrator who will ensure that all services required under this Agreement are adequately provided. CONMED agrees that the Registered Nurse/Administrator shall work forty (40) hours per week, Monday through Friday 8:00 a.m. to 4:00 p.m. and shall carry a cell phone or other form of communication to be available for consultation on a twenty four (24) hour basis. The Registered Nurse/Administrator shall also provide a home telephone number.

e. CONMED shall otherwise provide and make available to all inmates of the CCDC health care services seven (7) days a week twenty-four (24) hours a day by qualified/licensed medical personnel. At a minimum, CONMED agrees to provide an on-duty registered nurse Monday through Friday from 8:00 a.m. to 4:00 p.m. and a registered nurse Monday through Friday from 2:00 p.m. to 10:00 p.m.

f. CONMED shall provide on-call physician available twenty-four (24) hours per day for emergency medical, psychological and dental care.

g. CONMED's Corporate Representative shall be responsible for the following:

(i) Visiting the detention center at least weekly;

(ii) Meeting with the detention center administrative staff at least biweekly; and

(iii) Attending monthly quality assurance meetings.

h. All CONMED personnel provided shall meet the minimum requirements established by the CCDC, the Maryland Commission on Correctional Standards and the American Correctional Association.

i. CONMED personnel shall comply with applicable current and future state, federal and local laws and regulation, court orders, current and future state, federal and local laws and

regulation, court orders, administrative regulations, administrative directives and Charles County Policy and Procedures.

j. Prior to the start of employment, CONMED personnel shall be required to pass a background investigation conducted by the CCSO and a requisite for initial and/or continued employment.

k. CONMED personnel will provide proof of a clean drug screen conducted within the past thirty (30) days prior to their service at the CCDC. After the initial drug screen, CONMED employees assigned to the CCDC will be randomly drug tested by the CCSO in accordance with the current policies and procedures utilized for CCSO employees. CONMED will compensate the CCSO for the cost of the random drug testing of CONMED employees.

l. CONMED personnel shall be subject to all security regulations and procedures of the CCDC.

m. CONMED shall supply photo identification badges indicating the company they work for, the position they hold, date of birth, sex, color of eyes, expiration date and Medical Director's signature. Failure to display a photo identification card issued by CONMED will result in the employee being denied access to the CCDC and the employee will be considered absent from work on that day and any additional days the employee does not possess the photo identification card.

n. CONMED shall ensure that all CONMED personnel sign as receiving required CCDC policy and procedures and other forms of information as directed by the Deputy Director of the CCDC and return these forms to the detention center's Standards Coordinator within fourteen (14) calendar days of the person's employment.

o. CONMED shall immediately replace, or otherwise provide required coverage for any CONMED employee who is unable to perform assigned activities in a reliable manner, demonstrates an uncooperative attitude or discourtesy or is otherwise deemed unsatisfactory by the Director of Corrections or designee in the reasonable exercise of the Director's discretion.

p. CONMED shall provide the CCSO with job descriptions, a copy of the license/certification and CPR certification for each member of CONMED to be assigned to the CCDC.

6. Penalties/Fees.

a. CONMED will provide and make a part of this Agreement, a fee schedule indicating the hourly salary of each employee to include the Medical Director, the Registered Nurse/Administrator, Physician's Assistant/Nurse Practitioner, and all clinical staff members.

b. In the event that CONMED fails to provide coverage for any absent or incapacitated CONMED employee, CONMED will be required to reimburse the CCSO for hours not worked by that employee. CCSO will be responsible for documenting the dates and times when CONMED employees are absent or incapacitated and making notification to CONMED. CCSO and

CONMED will collectively determine the most appropriate manner in which reimburse under this paragraph shall be made.

c. Should at any time the Medical Director position become vacant for greater than thirty (30) days, CONMED shall pay the CCSO $5,000 and $500 per day thereafter until the position is filled by an individual acceptable to the CCSO, which acceptance shall not unreasonably withheld, conditioned or delayed.

d. Should any position, other than the Medical Director, become vacant for greater than thirty (30) days, CONMED shall reimburse the CCSO for such vacancy at the budgeted rate for that position. Lapses in service shall be considered unsatisfactory performance and, if uncured after CONMED has received ten (10) days' written notice from CCSO, the CCSO may terminate this Agreement upon thirty (30) days' written notice to CONMED.

e. Should CONMED fail to comply with any minimum standard set forth by the Maryland Commission on Correctional Standards or the American Correctional Association, and if CONMED does not cure its non-compliance after receipt of ten (10) days' written notice from CCSO, the CONMED shall pay the County $3,000 and $500 per month for each month of non-compliance for each specified standard.

7. Administration.

a. CONMED shall provide for the clinical and managerial administration of the CCDC infirmary facilities ("Medical Department").

b. CONMED shall provide a manual of nursing care procedures/protocols which must be approved by the Medical Director. These protocols shall become the property of the CCDC and shall only be removed from the facility with the expressed permission of the Director of Correction. CONMED may have access to the protocols for litigation purposes.

c. CONMED shall review all CCDC Medical Policy and Procedures annually and submit all recommendations to the Deputy Director for approval.

d. CONMED shall be prepared to adjust the delivery of services to accommodate changing institutional programs.

8. Services to New Inmates. CONMED agrees to provide the following services to each inmate upon his or her initial arrival to the CCDC:

a. Preliminary Exam/Screening. A preliminary screening/exam of all inmates shall be performed within two (2) hours of their arrival at the CCDC by a qualified healthcare provider. This screening/exam shall include by not be limited to current illness and health issues, medical history, mental health problems to include suicidal tendencies and history of drugs and/or alcohol history.

b. Physical Examinations. A physical examination will be conducted on all inmates by a physician or physician's assistant within fourteen (14) days of their incarceration or in accordance with the American Correctional Association and the Maryland Commission on Corrections Standards.

c. Continuity of Care. If an inmate is unable, for whatever reason, to provide medical records, either at the Preliminary Exam/Screening or the Physical Examination, CONMED will conduct sufficient independent medical evaluation of newly admitted inmates to ensure continuity of care. If at any time CONMED becomes aware that an inmate is on chronic care medications, CONMED will conduct their own medical assessment to assure continuity of care.

9. Services to Inmate Population and CCDC. CONMED agrees to provide the following services at the CCDC:

a. Sick Call. CONMED shall establish a Sick Call schedule to be held Monday through Friday (including State and Federal holidays but excluding New Years, Thanksgiving, and Christmas days) and staffed by a physician or physician's assistant. The Sick Call schedule shall be approved by the CCSO.

b. Infirmary. CONMED will staff and operate the CCDC infirmary as follows:

(i) On-call physician available twenty-four (24) hours per day for emergency medical, psychological and dental care. On-call physicians shall carry and use a pager, cell phone, or other form of communication twenty-four (24) hours per day, every day of the year.

(ii) On-site supervision of the infirmary by a registered nurse;

(iii) Maintain manual of nursing care procedures; and

(iv) Maintain separate, individual, confidential and complete medical record for each inmate in the infirmary and the institution.

(v) Inmates housed in the infirmary will be seen by the physician or physician's assistant daily at sick call.

c. Specialty Services. When deemed reasonably necessary and medically appropriate by a CONMED physician, CONMED will provide inmates with the services of a medical specialist. In doing so, CONMED shall be responsible for making the referral arrangements with appropriate medical specialists.

d. Emergency Services.

(i) CONMED shall provide twenty-four (24) hour emergency medical, and dental care including twenty-four (24) hour medical on-call services as well as mental health screening.

(ii) CONMED shall provide emergency treatment for CCDC employees and visitors injured, or who become ill, while on the CCDC premises.

(iii) In the event that an inmate requires emergency transport services, such services shall be provided by CCDC with the exception of air transportation which will be provided by CONMED; and

(iv) CONMED shall provide emergency services only to detainees held in the CCDC, Annex and Charles County Court Holding Facility. In the event CONMED employees are required to provide emergency services to Charles County Court Holding facility, CCDC will provide transportation and security as needed.

e. Ancillary Services. CONMED shall be responsible for the provision of all laboratory, x-ray and other ancillary services as required and indicated. Where possible, these services shall be provided on-site.

f. Hospital Care. When necessary CONMED shall be responsible for arranging and providing in-patient hospitalization of an inmate. All medical costs associated with said hospitalization will be incurred by CONMED for each inmate not to exceed twenty five thousand dollars ($25,000). Hospitalization for inmate cost exceeding twenty five thousand dollars ($25,000) will be the responsibility of the CCSO. CONMED shall notify the CCSO when it anticipates an inmate's hospitalization cost may exceed the twenty five thousand dollar ($25,000) limit.

g. Dental Services. CONMED shall provide, as medically indicated, medical management for pain and infection due to acute dental ailment. CONMED shall also, when appropriate, provide the inmate with dental referrals. CONMED shall only be responsible for the costs associated with dental referrals when the inmate is deemed to be indigent.

h. Eye Exams and Corrective Lenses. CONMED shall provide for routine eye examinations and commercially available non-prescription eyeglasses as deemed medically necessary. CONMED shall also replace with commercially available non-prescription eyeglasses, corrective lenses and/or frames that are damaged/lost while an inmate is under the care and custody of the CCDC.

i. Suicide Prevention.

CONMED shall coordinate on-site mental health services that shall include, but not be limited to, the following:

(i) Mental Health evaluation on all inmates during initial screening;

(ii) Suicide risk identification;

(iii) Purchase, supply, and administer mental health medications;

(iv) Crisis intervention;

(v) Refer inmates to the Mental Health Services staff to monitor the Mental Health Risk Assessment. Inmates who are seen as at-risk at the time of the

Mental Health Risk Assessment will be referred for an emergency assessment by Mental Health Services staff; and

(vi) Coordinating with CCDC Mental Health Services.

CONMED shall adhere to all written and disclosed policies and procedures of the CCDC governing suicide prevention; and

CONMED shall ensure that each inmate placed on suicide precautions is evaluated at least once during each eight (8) hour shift and routinely checked on at least every thirty (30) minutes, with appropriate documentation to be prepared by a qualified health care provider.

j. Detoxification Program. CONMED shall develop and implement a drug and alcohol detoxification program which must receive prior approval by the Medical Director.

k. Automated External Defibrillator. CONMED shall ensure that medical staff are trained in the use of the Automated External Defibrillator (AED) and that the AED is operational at all times.

l. Infection Control.

(i) Infection and communicable disease prevention, monitoring and control services shall be provided either through an individual certified in infection control on-site or through CONMED's administrative services.

(ii) In the event it is deemed medically advisable to quarantine an inmate suspected of having a communicable disease, the inmate will be housed in medical isolation. CONMED shall utilize appropriate isolation measures and will supervise the use of those isolation measures in this area. All inmates with a communicable disease shall be reported to the Charles County Health Department.

m. Reporting. CONMED will provide at minimum a registered nurse to give a written summary of an inmate's medical condition when requested by the CCDC Director or his designee.

10. Pre-Release and Transfer Screening. CONMED shall take the following steps to ensure continuity of medical and mental health care upon the inmate's release or transfer:

a. A medical file review shall be conducted upon each inmate's release and, when indicated, a medical screening shall be conducted.

b. Inmates requiring follow-up care in the community shall be advised of the type of care required, where it may be obtained and, when necessary, an agency contact will be made.

c. Inmates taking medication at the time of their release shall be evaluated and, when appropriate, a five (5) day supply of medication shall be supplied by CONMED.

d. A medical file review shall be conducted daily for all related inmates who have had a physical assessment. Where medical follow-up care is required, a letter shall be forwarded to the inmate's last known address within seven (7) days of discharge advising him/her to contact the CCDC's Medical Department.

e. A medical file review shall be conducted for each inmate scheduled for transfer to the Maryland Division of Correction or another facility. The entire medical record shall be copied and forwarded to the receiving institution at the time of transfer, along with the approved summary form.

11. Quality Assurance Program.

a. CONMED shall institute a Quality Assurance Program ("QAP") that provides quality health care services to inmates. The QAP shall evaluate the health care provided to inmates both on-site and at off-site facilities for quality, appropriateness and continuity of care. CONMED shall submit a monthly report of the evaluation to the Deputy Director that will also include a description of health environment factors that are substandard, changes effected since the last reporting period and recommended changes. The report shall also include a statistical report of all medical services, including sick call, hospital stay, referrals and psychiatric evaluations. The report shall also include a statistical report of all medical services, including sick call, hospital stay, referrals and psychiatric evaluations.

b. A monthly meeting shall be held between the necessary representatives of the Parties as necessary to review significant issues and changes and to provide feedback relative to the QAP so that any deficiencies or recommendations may be acted upon.

12. Pharmaceutical and Supplies. CONMED shall have the following responsibilities with respect to the supply and administration of pharmaceuticals at the CCDC:

a. CONMED will purchase, provide, and dispense all prescription medications, to include mental health related medications, to the CCDC. CONMED shall provide prescription and nonprescription medication on a twenty four (24) hour seven (7) day per week basis.

b. Where prescription medications are not readily available, CONMED will provide for next day delivery of medications. In cases where emergency medications are not available, CONMED will arrange for availability of said medications within three (3) hours of request.

c. All prescription medications and, where applicable, nonprescription medications, shall be in unit dose format, identified by inmate's name, starting date of order and stop date. Blister packs, when used, shall be packaged in twenty-four (24) hour dosage packs.

d. All medications shall be ordered by a responsible physician, physician's assistant or psychiatrist. All orders placed by a physician's assistant shall be countersigned by the physician in accordance with application of Maryland law.

e. All medications shall be dispensed in accordance with the Maryland Commission on Correctional Standards, American Correctional Association and detention center policy and procedures.

f. All medications shall be administered by medically qualified health care personnel to inmates in their housing units within one (1) hour of when required.

g. Records of all medications dispensed and administered shall be maintained and monitored by CONMED in accordance with the guidelines established by the Maryland State Board of Pharmacy and in accordance with the Maryland Commission on Correctional Standards, American Correctional Association and detention center policy and procedures.

h. All outdated or unused medication shall be returned to the pharmaceutical supplier issuing same for disposal. Medication that cannot be returned shall be destroyed according to a written procedure and CONMED shall maintain accurate records of same.

i. CONMED shall be responsible for conducting daily inventories of all needles, sharps and syringes and maintaining accurate records of same.

j. CONMED shall conduct a monthly recorded inventory of all first aid kits located within the CCDC and the CCDC motor vehicles, and replenish inventories as needed. Completed inventories shall be submitted to the Standards Coordinator of the CCDC by the 5th Day of each month.

k. CONMED shall conduct a monthly recorded inventory of all medical and dental equipment and instruments.

l. CONMED shall provide for the procurement and control of all medical and dental equipment and instruments.

13. Supplies. CONMED shall be responsible for supplying and maintaining pharmaceutical cabinets, as well as its own fax machine and toner.

14. Equipment and Utilities.

a. CCSO shall provide existing equipment, supplies, instruments and office furniture to CONMED, which shall be inventoried by the Parties at the commencement of this Agreement. At the expiration of this Agreement, the existing inventoried office furniture, equipment and instruments shall be returned to the CCDC in at least as good a condition as provided taking in consideration normal depreciation. All equipment and instruments purchased by CONMED shall be returned to CONMED at the expiration of this Agreement.

b. CCSO shall be responsible for providing all utilities (including local phone service) to the CCDC Medical Department.

15. Maintenance.

a. CCSO shall provide routine and customary maintenance to the CCDC Medical Department.

b. CONMED shall be responsible for maintaining its instruments and equipment.

16. Hazardous Waste. CONMED shall provide for the disposal of all medical hazardous waste. The service shall be provided by an appropriately certified carrier and shall follow all applicable federal and state laws.

17. Medical Records.

a. CONMED shall maintain a current record for each inmate that is continually maintained and complies with the American Medical Association. Maryland Commission on Correctional Standards, American Correctional Association and the CCDC policy and procedures.

b. CONMED shall ensure that the medical record shall accompany an inmate at all health encounters.

c. CONMED shall ensure that a copy of the medical record shall be forwarded to the appropriate facility in the event of an inmate's transfer.

d. CONMED shall enforce all procedures and laws concerning the confidentiality of the inmates' medical record and shall be responsible for releasing medical records as required by procedures and laws.

e. All medical records shall remain the property of the CCDC and may only be removed from the detention center premises with the expressed permission of the Director of Corrections. CONMED may have access to these records for litigation purposes.

f. The CCSO shall provide CONMED with appropriate training in order to allow CONMED to maintain the automated information system using the CCDC's Jail Management Program with respect to the medical records.

18. Court Appearance and Subpoenas. CONMED shall appear as requested before any court to provide medical information regarding inmates, or to provide a copy of medical records upon receipt of a properly issued summons or subpoena.

19. Grievances and Complaints.

a. In the event that the CCSO notifies CONMED that is has received a grievance or complaint against CONMED from any inmate or member of the public or from any subcontractor performing services relative to this Agreement, and upon the providing by the CCSO to CONMED of a written explanation of such grievance or complaint, CONMED shall provide its response thereto, in writing, within five (5) business days. Failure to respond, as described, shall be considered unsatisfactory performance and the CCSO may, upon thirty (30) days' written notice to CONMED, terminate this Agreement for default.

b. CONMED will immediately give notice to the Deputy Director of the CCSO of any claim or suit made or filed against CONMED regarding any matter resulting from or relating to CONMED's obligations under this Agreement.

c. In the event CCSO fails to make timely any payment due to CONMED hereunder, CONMED may terminate this Agreement upon thirty (30) days' written notice to CCSO.

20. Notice. The following individuals are hereby designated as the official contact persons for the respective Parties:

The contact person for the CCSO and CCDC shall be:

> Charles County Detention Center
> Attn: Susie Rice, Deputy Director
> P.O. Box 1690
> La Plata, Maryland 20646
> Phone: 301-932-3179
> Fax: 301-932-3134

The contact person for CONMED shall be:

> Richard W. Turner, PhD
> CONMED, Inc.
> 7250 Parkway Drive
> Hanover, MD 21076
> Phone: 410-567-5520
> Fax: 410-712-4760

With a copy of all correspondence sent to:

> David H. Cox, Esquire
> Jackson & Campbell, P.C.
> 1120 20th Street, NW
> Suite 300 – south Tower
> Washington, DC 20036
> Phone: 202-457-1634
> Fax: 202-457-1678

21. Compliance With Applicable Laws. In the performance of this Agreement, CONMED and CCSO shall comply with all applicable federal, state and local laws, rules and regulations.

22. Insurance.

a. CONMED shall be responsible for providing and maintaining at all times adequate public liability and property damage insurance by one or more responsible insurance carriers for all CONMED employees, independent contractors and other personnel providing services to the CCDC or CCSO. The Charles County Government shall be named as an additional insured under such policies of insurance and CONMED will provide proof of such coverage to the CCSO prior to the commencement of this Agreement. The limits of such public liability insurance shall not be less than $50,000 per individual or $100,000 per occurrence and the limits of such property damage insurance shall not be less than $100,000 per accident with an aggregate of $250,000. CONMED

shall also provide Medical Professional Liability coverage with limits of not less than $1,000,000 per occurrence and $5,000,000 aggregate, plus excess/umbrella coverage of $1,000,000.

b. CONMED shall carry Worker's Compensation Insurance covering all of its employees upon the premises and in connection with its other operations pertaining to this Agreement. CONMED further agrees to comply at all times with the provisions of the Workman's Compensation laws of the State of Maryland.

c. CONMED further agrees to obtain and maintain such other reasonable insurance and/or riders to policies already issued when required by the Charles County Government to cover any special hazards which may develop during the term of this Agreement in such amounts as may be reasonably approved by the Charles County Government.

23. Indemnification by CONMED. CONMED agrees to indemnify and hold harmless the CCSO, CCDC and their respective officers, agents, affiliates and employees from and against any and all liabilities, losses, costs (including, but not limited to, reasonable attorneys' fees), damages, injuries, settlements, judgments or any nature whatsoever, causes of action, suits, claims, demands or other expenses suffered or incurred by the CCSO or CCDC and proximately caused by the sole negligence of CONMED.

24. Indemnification by CCSO and CCDC. The CCSO and CCDC jointly and severally agree to indemnify and hold harmless CONMED and its officers, agents, affiliates and employees from and against any and all liabilities, losses, costs (including, but not limited to, reasonable attorneys' fees), damages, injuries, settlements, judgments of any nature whatsoever, causes of action, suits, claims, demands or other expenses suffered or incurred by CONMED and proximately caused by the sole negligence of the CCSO and/or CCDC.

25. Alteration, Amendment or Termination. No change of modification of this Agreement shall be valid unless the same is in writing and signed by all the Parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom it is sought to be enforced. The failure of any Party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

26. Integration. This Agreement sets forth (and is intended to be an integration of) all of the promises, agreements, conditions, understandings, warranties and representations among the Parties hereto and supersedes any prior promises, agreements, conditions, understandings, warranties and representations made by either Party to the other concerning the subject matter hereof and the terms applicable hereto, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth herein.

27. Severability. If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and

unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

28. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland.

29. Assignment. CONMED will not sell assign, transfer or convey any of its rights under this Agreement except with the written consent of the CCSO or his designee, which consent shall not be unreasonably withheld, conditioned or delayed.

30. Consent. Whenever the consent of any party is required by this Agreement, such consent shall not be unreasonably withheld, conditioned or delayed.

31. Authority. That each signatory hereto warrants and represents that he has authority to execute and to deliver this Agreement on behalf of his principal and that this Agreement is binding upon each Party and each Party's successors and assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date set forth above.

Richard W. Turner, PhD
President, CONMED, Inc.

6/24/08
Rex W. Coffey, Sheriff
Charles County Sheriff's Office